Exhibit 99.2

WebMD Health Corp.

Preliminary Financial Information for the Quarter and Year Ended December 31, 2013

(In millions, except per share amounts)

	Quarter Ended December 31, 2013 Preliminary Results Range		Year Ended December 31, 2013 Preliminary Results Range
Revenue	$145.5	$146.5	$514.5	$515.5

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$40.0	$40.7	$122.3	$123.0

Interest, taxes, non-cash and other items (b)
Interest expense, net	(5.3)	(5.3)	(22.8)	(22.8)
Depreciation and amortization	(6.6)	(6.6)	(26.6)	(26.6)
Non-cash stock-based compensation	(8.5)	(7.9)	(39.1)	(38.5)
Loss on convertible notes	(1.6)	(1.6)	(4.9)	(4.9)
Other expense	—	—	(1.4)	(1.4)

Pre-tax income	18.0	19.3	27.5	28.8

Income tax provision	(8.0)	(8.5)	(13.2)	(13.7)

Net income	$10.0	$10.8	$14.3	$15.1

Income per share:
Basic	$0.25	$0.27	$0.31	$0.32

Diluted	$0.23	$0.25	$0.30	$0.31

Income per share calculation:

Net income	$10.0	$10.8	$14.3	$15.1
Add-back of interest expense on 1.5% Notes, net of tax	0.3	0.3	—	—

Numerator for diluted income per share	$10.3	$11.1	$14.3	$15.1

Weighted average shares outstanding	40.5	40.5	46.8	46.8
Stock options and restricted stock	2.2	2.2	1.6	1.6
Weighted average shares issuable upon conversion of 1.5% Notes	2.2	2.2	—	—

Denominator for diluted income per share	44.9	44.9	48.4	48.4

(a)	See Annex A - Explanation of Non-GAAP Financial Measures
(b)	Reconciliation of Adjusted EBITDA to Net income

WebMD Health Corp.

Preliminary Financial Guidance for the Year Ending December 31, 2014

(in millions, except per share amounts)

	Guidance Range
Revenue	$545.0	$575.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$140.0	$155.0

Interest, taxes, non-cash and other items (b)
Interest expense, net	(25.0)	(25.0)
Depreciation and amortization	(30.0)	(28.0)
Non-cash stock-based compensation	(35.0)	(32.0)

Pre-tax income	50.0	70.0

Income tax provision	(23.0)	(31.0)

Net income	$27.0	$39.0

Income per share:
Basic	$0.68	$0.95

Diluted	$0.63	$0.84

Income per share calculation:

Net income (numerator for basic income per share)	$27.0	$39.0
Add-back of interest expense on 1.5% Notes, net of tax	3.5	3.5

Numerator for diluted income per share	$30.5	$42.5

Weighted average shares outstanding (denominator for basic income per share)	40.0	41.0
Stock options and restricted stock	3.0	4.0
Weighted average shares issuable upon conversion of 1.5% Notes	5.7	5.7

Denominator for diluted income per share	48.7	50.7

(a)	See Annex A - Explanation of Non-GAAP Financial Measures
(b)	Reconciliation of Adjusted EBITDA to Net income

Additional information regarding forecast for the quarter ending March 31, 2014:

•	Revenue is forecasted to be between $130 million to $133 million.

•	Adjusted EBITDA is forecasted to be between $28.5 million to $30.5 million

•	Net income as a percentage of revenue is forecasted to be approximately 3% to 4%.

•	The convertible notes are not expected to be dilutive for the quarter ending March 31, 2014.

Additional information regarding full year forecast:

•	The distribution of the annual revenue is expected to be approximately 82% to 83% public portals advertising and sponsorship and 17% to 18% private portal licensing. Quarterly revenue distributions may vary from this annual estimate.

•	The above guidance does not include the impact if any, of future deployment of capital for items such as share repurchases or acquisitions, any future gains or losses from discontinued operations, and other future non-recurring, one-time or unusual items.

•	The 1.5% Notes are expected to be dilutive to the full year; the 2.25% Notes and 2.5% Notes are not expected to be dilutive.